EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Employee Stock Purchase Plan of Magellan Health Services, Inc. of our reports dated March 3, 2014, with respect to the consolidated financial statements and schedule of Magellan Health Services, Inc. and the effectiveness of internal control over financial reporting of Magellan Health Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Baltimore, Maryland
June 3, 2014